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                                                                  EXHIBIT 99.1
NEWS RELEASE DATED FEBRUARY 18, 1998 RE CONVERSIONS

[LOGO OF MICROSEMI CORPORATION APPEARS HERE]

David R. Sonksen      Eugene G. Heller/Philip Bourdillon    February 18, 1998
V.P. Finance & CFO    Silverman Heller Associates
714-979-8220          310-208-2550

MICROSEMI ANNOUNCES 100% DEBENTURE CONVERSION

Santa Ana, California -- February 18, 1998 -- Microsemi Corporation (NASDAQ:
MSCC) today announced that, following a Redemption Notice issued on January 17, 1998, it has received Conversion Notices from the holders of 100% of the Company's $33,259,000 in outstanding 5 7/8% Convertible Subordinated Debentures due 2012.

Accordingly, the Company has issued 2,454,538 shares of common stock at the conversion price of $13.55 per share. The conversion increases the number of common shares outstanding by 26.6%, to 11,674,436 from 9,219,898. The increase in shares outstanding will impact the calculation of basic earnings per share; however, it will not impact diluted earnings per share, since that calculation has always included the effect of the conversion.

Two benefits result from this conversion. First, the Company's equity is increased by approximately $33.3 million (the amount of the former debt). This would have had the effect (on a pro forma basis) of increasing the equity at December 28, 1997 from $45.6 million to $78.9 million. Second, the annual interest expense of approximately $2.0 million will be eliminated.

Microsemi Corporation is a global supplier of high-reliability power semiconductors, surface mount and custom diode assemblies for the electronics, computer, telecommunications, space, defense and medical markets. More information may be obtained by contacting the Company directly or by visiting the Company's website at http://www.microsemi.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this News Release that are not historical in nature are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include but are not limited to such factors as the strength and competitive pricing environment of the semiconductor marketplace, demand for and acceptance of the Company's products, the success of planned marketing and promotional campaigns, as well as other factors identified in the Company's most recent Form 10-K and subsequent Forms 10-Q.